Exhibit 99.1

GLOBAL CASH ACCESS REPORTS 2015 FIRST QUARTER REVENUE
OF $207.5 MILLION AND ADJUSTED EBITDA OF $50.6 MILLION

Las Vegas, NV – May 5, 2015 – Global Cash Access Holdings, Inc. (NYSE:GCA) (“GCA” or the “Company”) today reported its financial results for the three months ended March 31, 2015. As GCA completed the acquisition of Multimedia Games Holding Company, Inc. (“Multimedia”) by way of a merger in December 2014, the three months ended March 31, 2015 referenced below include a full quarter of operating results.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2015	March 31, 2014
	(in millions, except for per share amounts)

Revenue	$207.5	$150.6

Operating income (1)	$28.1	$13.0

Net Income (1)	$0.5	$7.5

Net Income per Diluted Share (1)	$0.01	$0.11

Diluted Shares Outstanding	66.5	67.4

Adjusted EBITDA (2)	$50.6	$19.4

Cash Earnings (3)	$14.3	$14.9

Cash Earnings Per Share (“Cash EPS”) (4)	$0.22	$0.22

(1)          Operating income, net income and net income per diluted share included $1.5 million of acquisition and other costs related to the merger, $0.5 million of purchase accounting adjustments and a $14.4 million benefit from one-time legal settlement proceeds for the three months ended March 31, 2015.

(2)          Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash compensation, accretion of contract rights, acquisition and other costs related to the merger, purchase accounting adjustments, less a benefit from one-time legal settlement proceeds for the three months ended March 31, 2015.

(3)          Cash Earnings is defined as net income plus non-cash stock compensation, deferred income tax, amortization, accretion of contract rights, acquisition and other costs related to the merger and purchase accounting adjustments, less a benefit from one-time legal settlement proceeds for the three months ended March 31, 2015.

(4)          Cash Earnings per Share (“Cash EPS”) is defined as Cash Earnings divided by the weighted average number of diluted shares of common stock outstanding.

Ram V. Chary, President and Chief Executive Officer of Global Cash Access, commented, “We have built momentum and are pleased with the start of 2015, which included the benefit from the first full quarter of contributions from our Games business as well as continued growth from our Payments business. As anticipated, we achieved strong quarterly sequential momentum in our Games segment, with recurring revenue from gaming operations reaching its highest-ever quarterly level and unit sales rising more than 50% compared to the fourth quarter of 2014.”

Mr. Chary concluded, “Our efforts are focused on executing on several key initiatives, including, but not limited to leveraging our legacy client relationships and our leading compliance infrastructure to grow floor share of our electronic gaming machines in domestic and select international markets. We also expect that the continued focus on investment in our Payments solution platform will further increase stability and enhance our position in the marketplace.”

First Quarter 2015 Results Overview

Revenues increased $56.9 million, or 38%, to $207.5 million in the first quarter of 2015 compared to the same period last year. Revenues included $55.1 million from the Games segment and a 1% year-over-year increase from the Payments segment. Operating income, inclusive of a $14.4 million benefit from one-time legal settlement proceeds, a $1.5 million impact for acquisition and other costs related to the merger and a $0.5 million impact for purchase accounting adjustments, was $28.1 million for the first quarter of 2015 compared to $13.0 million for the same period last year. Adjusted EBITDA increased $31.2 million, or 161%, to $50.6 million for the first quarter of 2015 compared to Adjusted EBITDA of $19.4 million for the same period last year. Adjusted EBITDA included $30.6 million and $20.0 million from the Games segment and the Payments segment, respectively, for the three months ended March 31, 2015.

GCA recorded income from operations before income tax provision of $2.5 million for the first quarter of 2015 compared to $11.5 million for the same period last year. Diluted earnings per share from continuing operations was $0.01 for the first quarter of 2015 compared to $0.11 for the same period last year. Cash EPS remained constant at $0.22 for Q1 2015 compared to the prior-year period.

Randy L. Taylor, Executive Vice President and Chief Financial Officer, commented, “Since completing our acquisition of Multimedia just over four months ago, we have been focused on our integration initiatives. Through the first quarter of 2015, we have achieved annual run rate cost synergies of approximately $18.1 million and continue to expect to achieve our targeted annual cost synergy run rate of $24.0 million by calendar year end. We are also evaluating available opportunities to further streamline our cost structure and to reduce leverage as evidenced by the recent $15.0 million pay down of our secured notes from legal settlement proceeds and the subsequent refinancing of our senior secured notes, which will reduce our annual interest expense by $1.7 million.”

Business Segments

During the first quarter of 2015, GCA changed its organizational structure as part of its transformation to a Games and Payments Company providing solutions to the gaming industry. Each of these segments is monitored by GCA’s management for performance against its internal forecast and is consistent with internal management reporting.

•                  The Games segment provides solutions directly to gaming establishments to offer their patrons gaming entertainment related experiences including: leased gaming equipment; sales and maintenance related services of gaming equipment; gaming systems; and ancillary products and services.

•                  The Payments segment provides solutions directly to gaming establishments to offer their patrons cash access related services and products including: access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions and point of sale debit card transactions; check-related services; fully integrated kiosks and maintenance services; compliance, audit and data software; casino credit data and reporting services and other ancillary offerings.

Games Segment Full Quarter Comparative Results (unaudited)

The information set forth in the table below presents standalone historical data for the Company’s Games business for the three months ended March 31, 2015 and from Multimedia’s historical financial statements for the three months ended March 31, 2014. The information set forth in the table below should be read in conjunction with the historical financial statements of Multimedia that are incorporated by reference in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015.

	Three Months Ended	Three Months Ended
	March 31, 2015	March 31, 2014
	(in millions, except for unit amounts and prices)

Revenue	$55.1	$58.2

Operating income (1)	$0.6	$17.4

Adjusted EBITDA (2)	$30.6	$32.0

Units Sold (3)	822	1,094

Average Sales Price (ASP)	$16,498	$16,721

Domestic Participation Installed Units:(4)
Average	13,169	12,492
Quarter End	13,172	12,752
Premium participation units at Quarter End	1,614	1,170
Approximate daily win per unit	$29.68	$29.92

(1)          Operating income included $1.0 million of acquisition costs and other costs related to the merger and $0.5 million of purchase accounting adjustments for the three months ended March 31, 2015. There were no acquisition and other costs related to the merger for the three months ended March 31, 2014.

(2)          Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash stock compensation, accretion of contract rights, acquisition and other costs related to the merger and purchase accounting adjustments.

(3)          Unit sales included 25 and 303 units which were previously installed on a revenue share arrangement for the three month period ended March 31, 2015 and 2014, respectively.

(4)          The quarter-end installed base and the average installed base for the three month period ended March 31, 2015 reflected the temporary removal of 123 units at a customer’s facility in Oklahoma undergoing a renovation.  The units were initially removed from the installed base in October 2014.

2015 first quarter Games segment highlights include:

•

Overall Games segment revenues decreased 5% to $55.1 million for the first quarter of 2015 compared to $58.2 million in the prior-year period. Revenues from gaming operations increased 7% year over year to $40.3 million compared to revenues of $37.8 million for the prior-year period and represented the highest ever quarterly gaming operations revenue performance.

•

The installed base increased 420 units year over year despite the temporary removal of 123 units at a customer’s facility in Oklahoma beginning October 2014 to accommodate a renovation at the facility. The installed base declined 115 units on a quarterly sequential basis.

•	The installed base of premium participation games increased 73 units on a quarterly sequential basis and by 444 units year over year to 1,614 units.

•	Revenue from the Company’s New York Lottery business was $4.2 million in the first quarter of 2015 compared to $4.1 million in the prior-year period.

•

Revenue from electronic game sales declined $5.3 million year over year to $14.6 million in the first quarter of 2015. The Games segment sold 822 units in the March 2015 quarter compared to 1,094 units in the March 2014 quarter. Unit sales in the three month periods ended March 31, 2015 and 2014 included 25 and 303 units, respectively, which were previously installed on a revenue share arrangement. On a quarterly sequential basis, unit sales increased by 285 units or 53%.

•	Sales of the Company’s TournEvent slot tournament solution comprised 24% of total units sold in the first quarter of 2015 compared to 34% of the units sold in the prior-year period.

•

Gross margin on unit sales of 43% included a $0.5 million impact from a purchase accounting adjustment, a lower mix of higher-margin TournEvent sales, and lower margin sales on certain refurbished units.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2015	March 31, 2014
	(in millions, unless otherwise noted)

Revenue	$152.4	$150.6

Operating income (1)	$27.5	$13.0

Adjusted EBITDA (2)	$20.0	$19.4

Aggregate dollar amount processed (in billions):
Cash advance	$1.3	$1.3
ATM	$3.4	$3.3
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.3	2.3
ATM	17.3	16.8
Check warranty	0.9	0.9

(1)          Operating income included $0.5 million of acquisition and other costs related to the merger and $14.4 million benefit from one-time legal settlement proceeds. There were no acquisition  and other costs related to the merger for the three months ended March 31, 2014.

(2)          Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash stock compensation, accretion of contract rights and acquisition and other costs related to the merger, less a benefit from one-time legal settlement proceeds for the three months ended March 31, 2015.

2015 first quarter Payments segment highlights include:

•                  Total revenues increased 1% to $152.4 million in the first quarter of 2015 compared to $150.6 million in the prior-year period. Excluding the impact of the Caesars contract that the Company elected not to renew, revenue increased 9%, or $12.7 million.

•                  Cash Advance revenues were $60.2 million compared to $62.0 million in the prior-year quarter, which included $4.0 million in revenues from Caesars. Excluding Caesars, Cash Advance revenues increased $2.2 million or 4% primarily due to higher dollar volumes and new business.

•                  ATM revenues increased 2.0% to $74.9 million compared to the prior-year quarter. Excluding the impact of Caesars in the prior-year quarter, ATM revenues increased $8.3 million or 13% primarily due to higher transaction volumes and new business.

•                  Other revenues increased 23%, or $2.3 million, to $12.2 million. The increase primarily reflects the contribution from GCA’s anti-money laundering and tax compliance software offerings. Integrated Kiosk sales declined year over year, with improvements in the average selling price and margin offsetting the decline in units sold.

2015 Outlook

GCA today reiterated its estimated outlook for Adjusted EBITDA of between $218 million and $228 million in 2015. GCA continues to expect Games revenues to grow at double-digit levels and Payments revenues to grow at single-digit levels in 2015.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its first quarter 2015 results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (888) 206-4893 or for international callers by dialing (913) 981-5549.  A replay will be available beginning at 8:00 p.m. ET and may be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 5019252.  The replay will be available until May 12, 2015. The call will be webcast live from the Company’s website at www.gcainc.com under the Investor Relations section.

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, we are providing in this press release EBITDA, Adjusted EBITDA, Cash Earnings and Cash EPS on a supplemental basis. We define EBITDA as earnings before interest, taxes, depreciation and amortization; Adjusted EBITDA as EBITDA adjusted for non-cash stock compensation expense, accretion of contract rights, acquisition and other costs related to the merger and purchase accounting adjustments less a benefit from one-time legal settlement proceeds; Cash Earnings as net income plus non-cash stock compensation, deferred income tax, amortization, accretion of contract rights, acquisition and other costs related to the merger and purchase accounting adjustments less a benefit from one-time legal settlement proceeds; and Cash EPS as Cash Earnings divided by our diluted weighted average number of shares of common stock outstanding. We present Adjusted EBITDA and Cash EPS as we use this information to manage our business and consider these measures to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that include performance metrics substantially similar to Adjusted EBITDA. Reconciliations between United States Generally Accepted Accounting Principles (“GAAP”) measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release. EBITDA, Adjusted EBITDA, Cash Earnings and Cash EPS are not measures of financial performance under GAAP. Accordingly, they should not be considered in isolation or as a substitute for, and should be read in conjunction with, our net income, operating income, basic or diluted earnings per share or cash flow data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those projected or assumed, including, but not limited to, the following: the risk that our recent acquisition of Multimedia will not produce the expected results we anticipate; our ability to execute on mergers, acquisitions and/or strategic alliances, including our ability to integrate and operate such acquisitions consistent with our forecasts, including Multimedia; expectations regarding our existing and future installed base and win per day; expectations regarding development and placement fee arrangements; expectations regarding customers’

preferences and demands for future gaming offerings; expectations regarding our product portfolio; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; our ability to successfully complete the conversion of our third-party processor; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with computer chips; our ability to introduce new products and services; gaming establishment and patron preferences; national and international economic conditions; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties; competitive pressures; operational limitations; gaming market contraction; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; inaccuracies in underlying operating assumptions; expenditures and product development; business prospects; anticipated sales performance; unanticipated expenses or capital needs; technological obsolescence; employee turnover and other statements that are not historical facts. If any of these assumptions prove to be incorrect, the results contemplated by the forward-looking statements regarding our future results of operations are unlikely to be realized.

This press release should be read in conjunction with our most recent reports on Form 10-K and on Form 10-Q and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About GCA

GCA is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. The Company’s Games business provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. The Company’s Payments business provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or gca@jcir.com

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except earnings per share amounts)

	Three Months Ended March 31,
	2015	2014

Revenues	$207,473	$150,571

Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	127,023	113,238
Operating expenses	15,841	20,039
Research and Development	5,437	-
Depreciation	10,377	1,927
Amortization	20,655	2,354

Total costs and expenses	179,333	137,558

Operating income	28,140	13,013

Other expenses
Interest expense, net of interest income	25,655	1,546

Total other expenses	25,655	1,546

Income from operations before tax	2,485	11,467

Income tax provision	2,017	3,978

Net income	468	7,489

Foreign currency translation	(873)	1

Comprehensive (loss)/income	$(405)	$7,490

Earnings per share
Basic	$0.01	$0.11
Diluted	$0.01	$0.11

Weighted average common shares outstanding
Basic	65,623	65,910
Diluted	66,492	67,370

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	At March 31,	At December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$145,013	$89,095
Settlement receivables	29,787	43,288
Trade receivables, net of allowances for doubtful accounts of $2.7 million and $2.8 million at March 31, 2015 and December 31, 2014, respectively	39,220	37,697
Other receivables	20,392	20,553
Inventory	23,050	27,163
Prepaid expenses and other assets	18,889	18,988
Deferred tax asset	9,591	9,591

Total current assets	285,942	246,375

Non-current assets
Property, equipment and leasehold improvements, net	102,759	106,085
Goodwill	857,856	857,913
Other intangible assets, net	420,103	436,785
Other receivables, non-current	8,593	9,184
Other assets, non-current	50,012	50,943

Total non-current assets	1,439,323	1,460,910

Total assets	$1,725,265	$1,707,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Settlement liabilities	$141,649	$119,157
Accounts payable and accrued expenses	113,543	104,668
Current portion of long-term debt	10,000	10,000

Total current liabilities	265,192	233,825

Non-current liabilities
Deferred tax liability, non-current	59,102	57,333
Long-term debt, less current portion	1,161,731	1,178,787
Other accrued expenses and liabilities	5,381	5,867

Total non-current liabilities	1,226,214	1,241,987

Total liabilities	1,491,406	1,475,812

Stockholders’ Equity
Common stock, $0.001 par value, 500,000 shares authorized and 90,610 and 90,405 shares issued at March 31, 2015 and December 31, 2014, respectively	91	90
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and 0 shares outstanding at March 31, 2015 and December 31, 2014, respectively	-	-
Additional paid-in capital	248,491	245,682
Retained earnings	160,621	160,152
Accumulated other comprehensive income	696	1,569
Treasury stock, at cost, 24,819 and 24,816 shares at March 31, 2015 and December 31, 2014, respectively	(176,040)	(176,020)

Total stockholders’ equity	233,859	231,473

Total liabilities and stockholders’ equity	$1,725,265	$1,707,285

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED SELECTED STATEMENTS OF CASH FLOW DATA

(In thousands)

	For the Three Months Ended March 31,
	2015	2014

Cash flow activities
Net cash provided by operating activities	$85,816	$86,597
Net cash used in investing activities	(12,594)	(2,879)
Net cash used in financing activities	(16,724)	(3,327)
Effect of exchange rates on cash	(580)	(79)

Cash and cash equivalents
Net increase for the period	55,918	80,312
Balance, beginning of the period	89,095	114,254

Balance, end of the period	$145,013	$194,566

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF OPERATING INCOME TO EBITDA AND ADJUSTED EBITDA

	Three months ended March 31,			Three months ended March 31,
	2015			2014
	Games	Payments	Total	Multimedia[1]	GCA[1]	Total[2]

Operating income	$613	$27,527	$28,140	$17,422	$13,013	$30,435
Plus: depreciation and amortization	26,298	4,734	31,032	10,879	4,281	15,160

EBITDA	$26,911	$32,261	$59,172	$28,301	$17,294	$45,595

Equity compensation expense	119	1,674	1,793	1,323	2,057	3,380
Accretion of contract rights	2,104	-	2,104	2,412	-	2,412
Acquisition and other costs related
to the merger and purchase accounting adjustments	1,459	534	1,993	-	-	-
Legal settlement proceeds	-	(14,440)	(14,440)	-	-	-

Adjusted EBITDA	$30,593	$20,029	$50,622	$32,036	$19,351	$51,387

Note:

1. Entities have been separately defined as the included period is prior to the merger.

2. Proforma to include the previously reported results of Multimedia for the March 31, 2014 period.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO CASH EARNINGS

	Three months ended March 31,
	2015	2014

Reconciliation of net income to cash earnings (amounts in
thousands, except earnings per share amounts)
Net income	$468	$7,489
Equity compensation expense	1,793	2,057
Deferred income tax	1,769	3,033
Amortization	20,655	2,354
Accretion of contract rights	2,104	-
Acquisition and other costs related to the merger and purchase accounting adjustments	1,993	-
Legal settlement proceeds	(14,440)	-

Cash earnings	$14,342	$14,933

Diluted weighted average number of common shares outstanding	66,492	67,370

Diluted cash earnings per share (“Cash EPS”)	$0.22	$0.22

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED OPERATING INCOME TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2015

	2015 Guidance Range[1]
	Low	High

Reconciliation of projected operating income to projected EBITDA and projected Adjusted EBITDA
Projected operating income	$79,800	$89,800
Plus: projected depreciation and projected amortization	133,700	133,700

Projected EBITDA	$213,500	$223,500

Projected equity compensation expense	9,200	9,200
Projected accretion of contract rights	9,700	9,700
Projected non-recurring litigation settlement	(14,400)	(14,400)

Projected Adjusted EBITDA	$218,000	$228,000

Note:

1.  All figures presented are projected estimates for the year ending December 31, 2015.

GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES

SEGMENT REPORTING

(amounts in thousands, unless otherwise noted)

(unaudited)

	For the Three Months Ended March 31,
	2015	2014

Revenues
Games	$55,045	$-
Payments	152,428	150,571

Total revenues	$207,473	$150,571

Operating income
Games	$26,911	$-
Payments	31,236	31,245
Corporate	(30,007)	(18,232)

Total operating income	$28,140	$13,013

	At March 31,	At December 31,
Total assets	2015	2014
Games	$1,229,618	$1,242,822
Payments	330,228	344,739
Corporate	165,419	119,724

Total assets	$1,725,265	$1,707,285